Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Inseego Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value, reserved for issuance pursuant to the Inseego Corp. 2018 Omnibus Incentive Compensation Plan	457(c) and 457(h)	3,000,000(2)	$4.59(3)	$13,770,000	0.0000927	$1,276.48
Equity	Common Stock, $0.001 par value, reserved for issuance pursuant to Inducement Stock Option Award	457(h)	375,000(4)	$6.55 (5)	$2,456,250	0.0000927	$227.69
Total Offering Amounts							$16,226,250
Total Fee Offsets							—
Net Fee Due							$1,504.17

(1)	Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Inseego Corp. (the “Registrant”) available for issuance pursuant to awards granted pursuant to (i) the Registrant’s 2018 Omnibus Incentive Compensation Plan (formerly known as the Amended and Restated Inseego Corp. 2009 Omnibus Incentive Compensation Plan, the “2018 Plan”) and (ii) an inducement stock option agreement between the Registrant and Robert G. Barbieri in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Stock Option Award”). In addition, Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Plan or the Inducement Stock Option Award by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Reflects 3,000,000 additional shares of Common Stock available for future issuance under the 2018 Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on March 2, 2022, as quoted on the NASDAQ Global Select Market. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.

(4)	Reflects 375,000 shares of Common Stock reserved for issuance under the Inducement Stock Option Award.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the shares underlying the applicable Inducement Stock Option Award, which is the last sale price of the Registrant's Common Stock on October 25, 2021.